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EXHIBIT 12
CAPSTONE CAPITAL CORPORATION
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                                 FROM
                                                                                                             JUNE 30, 1994
                                                    SIX MONTHS          YEAR                   YEAR            (INCEPTION) TO
                                                       ENDED       ENDED DECEMBER 31,     ENDED DECEMBER 31,     DECEMBER 31,
                                                      6/30/97          1996                    1995                1994
                                                    ----------    -------------------     ------------------  ---------------
EARNINGS

   Net Income                                       12,686,882        18,913,689             9,708,391           4,762,734
   Plus Fixed Charges                                6,968,097         9,389,931             9,459,360           1,544,579
   Less Interest Capitalized Included above           (834,609)         (522,686)             (466,668)            (94,858)
                                                    ----------        ----------            ----------          ----------

EARNINGS BEFORE FIXED CHARGES                       18,820,370        27,750,934            18,701,083           6,212,455
                                                    ==========        ==========            ==========          ==========
FIXED CHARGES:

   Interest Expense                                  5,963,949         8,812,170             8,786,913           1,438,860
   Amortization of Def. Debenture costs                152,442                 -               183,052                   -
   Interest Capitalized                                834,609           552,686               466,668              94,858
   Estimated interest factor of rental expense          17,106            25,075                22,727              10,861
   (33% of $51,836, $75,948, $68,871,
   $32,913 respectively)                             ---------        ----------            ----------          ----------
   TOTAL FIXED CHARGES                               6,968,097         9,389,931             9,459,369           1,544,579
                                                     =========        ==========            ==========          ==========
   RATIO OF EARNINGS TO FIXED CHARGES                     2.70 x             3.0  x                2.0 x               4.0 x
                                                     =========        ==========            ==========          ==========
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